Exhibit 99.1

Contacts: Media Petro Kacur T +01 404.676.2683 Investors Tim Leveridge T +01 404.676.7563	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301 press@coca-cola.com

EVAN G. GREENBERG TO RESIGN FROM
THE COCA-COLA COMPANY BOARD OF DIRECTORS

ATLANTA, Sept. 26, 2016 – The Coca-Cola Company said today that Evan G. Greenberg, 61, has informed the Company that he will resign from the Company’s Board of Directors, effective Oct. 1, 2016. Greenberg said his decision was based on increased demands on his time resulting from an acquisition by his company earlier this year to create Chubb Limited, of which he is now the Chairman and Chief Executive Officer.

Greenberg commented: “Due to increasing demands on my time following a major recent acquisition by my company, I have decided to resign from The Coca-Cola Company’s Board of Directors to devote my full attention to my expanded business commitments as Chairman and CEO of Chubb Limited. I have enjoyed the opportunity of serving on the board over the past few years and believe the Company has strong plans in place for the future. I have every confidence in the Company’s leadership and wish Muhtar Kent and James Quincey well as they build an exciting future for the Company and its many stakeholders.”

Muhtar Kent, Chairman and Chief Executive Officer, The Coca-Cola Company, said: “On behalf of everyone at Coca-Cola, I want to thank Evan for his leadership and service to our board. We have benefitted greatly from Evan’s deep experience and perspective, and we wish him every success as he dedicates his time to leading Chubb’s business into the future.”

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands and more than 3,800 beverage choices. Led by Coca-Cola, one of the world's most valuable and recognizable brands, our company’s portfolio features 20 billion-dollar brands, 18 of which are available in reduced-, low- or no-calorie options. Our billion-dollar brands include Diet Coke, Coca-Cola Zero, Fanta, Sprite, Dasani, vitaminwater, Powerade, Minute Maid, Simply, Del Valle, Georgia and Gold Peak. Through the world's largest beverage distribution system, we are the No. 1 provider of both sparkling and still beverages. More than 1.9 billion servings of our beverages are enjoyed by consumers in more than 200 countries each day. With an enduring commitment to building sustainable communities, our company is focused on initiatives that reduce our environmental footprint, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

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